Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
866-508-4969	415-433-3777	503-235-8241
Investorrelations@pacificethanol.net		paulk@pacificethanol.net

PACIFIC ETHANOL SIGNS AGREEMENTS TO INCREASE OWNERSHIP IN PLANTS TO 67% AND IMPROVE TERMS OF PLANT DEBT

Sacramento, CA, June 27, 2012 – Pacific Ethanol, Inc. (NASDAQ: PEIX), the leading marketer and producer of low-carbon renewable fuels in the Western United States, announced it has entered into purchase agreements to acquire an additional 33% ownership interest in New PE Holdco, LLC (“New PE Holdco”), the owner of the Pacific Ethanol plants. In connection with the purchase agreements, the company, working together with certain lenders, has arranged for an amendment to the Pacific Ethanol plants’ credit agreement.

Neil Koehler, the company’s president and CEO, stated: “With a 67% ownership interest in the Pacific Ethanol plants and with improved debt terms upon closing, we will gain more control over the strategic direction of these core assets for the company.  We are purchasing the additional ownership at attractive valuations compared to replacement cost and market values, and at a discount to our last purchase price. Further, upon signing of the amendment to the credit agreement, we will be providing additional liquidity for operations at the plants. The transactions demonstrate the significant progress on the goals we set out at the beginning of 2012 to strengthen our position as the leading producer and marketer of low carbon fuels in the Western United States.”

Upon the closing under the purchase agreements, the company will hold a combined 67% ownership interest in New PE Holdco. The aggregate purchase price of the ownership interests is $20.0 million, payable at least $10.0 million in cash with the balance in principal amount of Senior Unsecured Notes (“Notes”) issued to the sellers. The agreements contain customary representations and warranties, and conditions to closing. The Notes will be due nine months after the closing and will accrue interest at a rate of 5% per annum.

The amendment to the Pacific Ethanol plants’ credit agreement extends the maturity date in respect of $46.7 million of the combined term debt and revolving credit facility from June 25, 2013 to June 30, 2016. In addition, certain lenders have agreed to increase the amount of the $35.0 million revolving credit facility to up to $40.0 million to provide an additional $5.0 million in immediate liquidity for the plants’ operations.

About Pacific Ethanol, Inc.
Pacific Ethanol, Inc. (NASDAQ: PEIX) is the leading marketer and producer of low-carbon renewable fuels in the Western United States. Pacific Ethanol also sells co-products, including wet distillers grain (WDG), a nutritional animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Arizona, Nevada, Utah, Oregon, Colorado, Idaho and Washington. Pacific Ethanol has a 34% ownership interest in New PE Holdco LLC, the owner of four ethanol production facilities. Pacific Ethanol operates and manages the four ethanol production facilities, which have a combined annual production capacity of 200 million gallons. The facilities in operation are located in Boardman, Oregon, Burley, Idaho and Stockton, California, and one idled facility is located in Madera, California. The facilities are near their respective fuel and feed customers, offering significant timing, transportation cost and logistical advantages. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets ethanol from Pacific Ethanol’s managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. For more information please visit www.pacificethanol.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release including, without limitation, the ability of Pacific Ethanol to continue as the leading marketer and producer of low-carbon renewable fuels in the Western United States; the ability of Pacific Ethanol to successfully close its purchases of additional ownership interests in New PE Holdco LLC and the amendment to the credit agreement, which are subject to various closing conditions, are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse economic and market conditions; changes in governmental regulations and policies; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Form 10-K filed with the Securities and Exchange Commission on March 8, 2012.